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                                                                EXHIBIT 10.17




                        MANAGEMENT INCENTIVE BONUS PLAN
                              OF SPI HOLDING, INC.


         Section 1. Purpose. The Management Incentive Bonus Plan of SPI Holding, Inc. is intended to further the attainment of the Company's profit and growth objectives by providing incentives to those key executives whose management and individual performance have a direct impact on achieving those objectives. The Plan also is expected to encourage the continued employment of the Company's key executives and to facilitate the recruiting of executive personnel in the future.

         Section 2. Definitions. As used herein, the following terms shall have the following meanings:

         (a)  "Award Year" shall have the meaning set forth in Section 4.

         (b) "Board of Directors" or "Board" shall mean the Board of Directors of the Company, as constituted at any time.

         (c) Chief Executive Officer" or "CEO" shall mean the person who at the time shall be the Chief Executive Officer of the Company.

         (d) "Committee" shall mean the Compensation Committee of the Board of Directors of the Company, as constituted at any time.

         (e)  "Company" shall mean SPI Holding, Inc.

         (f) "Eligible Employee" shall mean a senior management employee of the Company or of a Subsidiary who is determined by the Committee to be in a position to have a direct and significant impact on achieving the Company's consolidated profit and growth objectives. The CEO shall not be an Eligible Employee.

         (g) "Net Operating Cash" shall mean the Company's earnings before interest, taxes, depreciation and amortization, and without adjustment for extraordinary transactions, determined in a consistent manner in accordance with generally accepted accounting principles and calculated on a consolidated basis for the Company and its Subsidiaries.

         (h) "Participant" shall mean an Eligible Employee selected by the Committee to participate in the Plan pursuant to Section 7.

         (i) "Performance Pool" shall mean the amount determined pursuant to
Section 6.
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         (j)  "Plan" shall mean this Management Incentive Bonus Plan of SPI
Holding, Inc., as adopted by the Board of Directors on February 2, 1994, as such Plan from time to time may be amended.

         (k) "Subsidiary" shall mean any corporation 50% or more of whose stock having general voting power is owned by the Company, or by another Subsidiary as herein defined, of the Company.

         (l)  "Target" shall have the meaning set forth in Section 5.

         Other terms shall have the respective meanings given them in succeeding sections of the Plan.

         Section 3.  Administration of Plan.

         (a) The Plan shall be administered by and in the discretion of the Committee which may establish such rules and regulations as it deems necessary, make amendments consistent with Section 12 herein, interpret the Plan and otherwise make all determinations and take such action in connection with the Plan as it deems appropriate.

         (b) The decisions of the Committee shall be final, conclusive and binding upon all parties. In administering the Plan, the Committee may employ accountants and counsel (who may be the independent auditors and outside counsel for the Company) and other persons to assist or render advice to it, all at the expense of the Company.

         (c) Notwithstanding the foregoing, any actions taken by the Committee pursuant to Sections 5, 6, 7, 8, 11 and 12 shall be subject to the Board's approval.

         Section 4. Award Year. Awards provided for under this Plan shall be determined annually, on the basis of the Company's fiscal year ("Award Year").

         Section 5. Target. In consultation with the CEO, the Committee shall establish a target (the "Target") for an Award Year at the time that the Company's business plan or operating budget for such Award Year is determined by the Board, or as soon as practicable thereafter, and the Target shall be a derivative of the budget.

         Section 6.  Performance Pool.

         (a) The Performance Pool shall be an amount equal to a percentage, as shall be determined by the Committee, of the Company's Net Operating Cash for the Award Year which is in excess of the Target. The Committee's determination of the




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percentage hereunder shall be made at the time that the Target is established pursuant to Section 5.

         (b) If at least 80% of the Target is met for an Award Year, the Committee may, in its discretion, lower the Target, in which event the Performance Pool shall be determined in accordance with subsection (a) of this
Section 6 by reference to the revised Target.

         Section 7. Selection of Participants and Allocation of the Performance Pool for an Award Year.

         (a) Upon the recommendation of the CEO, the Committee shall select the Eligible Employees who will participate in the Plan for an Award Year and shall determine the percentage of the Performance Pool that will be allocated to each Participant for the Award Year, at the time that the Target is established for such Award Year pursuant to Section 5.

         (b) During an Award Year, the Committee may select (i) an Eligible Employee who commences employment with the Company or a Subsidiary after the commencement of the Award Year, or (ii) an employee of the Company or a Subsidiary who is promoted to a position which makes him an Eligible Employee after the commencement of the Award Year, to participate in the Plan during such Award Year. If an Eligible Employee is selected to participate in the Plan during an Award Year pursuant to this subsection (b), the allocation percentage of the Performance Pool for each Participant selected in accordance with subsection (a) of this Section 7 shall be reduced on a pro rata basis so that a percentage of the Performance Pool can be allocated by the Committee, upon the recommendation of the CEO, to such additional Participants.

         Section 8. Discretionary Bonuses. The Committee may, in its discretion, award bonuses for an Award Year to certain Eligible Employees under demonstrated extraordinary circumstances pursuant to the recommendation of the CEO, in an amount in the aggregate which does not exceed .5% of the Company's Net Operating Cash for the Award Year. If any such bonus is awarded to an Eligible Employee for an Award Year, such Eligible Employee shall be deemed to be a Participant for such Award Year.

         Section 9. Limitations on Awards. Notwithstanding any other provision of the Plan to the contrary, in no event shall an award (or awards) under this Plan to a Participant with respect to an Award Year exceed 100% of the base salary payable to such Participant with respect to such Award Year.

         Section 10. Payment of Awards. As soon as practicable after the calculation of the amount of the Performance Pool achieved during an Award Year and the resulting amount of





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bonuses as set forth in Sections 7 and 8, the Committee shall authorize payment to each Participant of his respective award in an amount determined in accordance with Sections 7 and 8 (subject to the limitation provided in Section 9 and to deduction or withholding of any taxes required by law with respect to such amount). The payment of all awards under the Plan shall be made in cash. The Company shall not be liable for interest upon any award.

         Section 11. Termination of Employment. Except as is herein provided, the payment of any award to a Participant is subject to the Participant continuing in the employ of the Company or a Subsidiary from the date the award is granted to him through the conclusion of the Award Year, provided, however, that if the Participant is employed for at least 9 months during the Award Year, the Committee may, in its discretion, authorize the payment to such a Participant of an amount equal to his award determined pursuant to Section 7 or Section 8 multiplied by a fraction, the numerator of which is the number of whole months the Participant was employed by the Company during the Award Year, and the denominator of which is 12. Notwithstanding the preceding, if the Board of Directors determines that a Participant's employment by the Company or any Subsidiary has been terminated for "Cause" (as hereinafter defined) during an Award Year, or after the end of an Award Year but before the payment of awards hereunder has been made for such Award Year, such Participant's award for such Award Year shall be forfeited. For purposes of this Section 11, "Cause" shall mean a Participant's (a) fraud or intentional misrepresentation in the course of his employment, (b) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any Subsidiary, (c) willful damage to, or willful disclosure of any material confidential information of, the Company or any Subsidiary, (d) willful or grossly negligent engagement in any activity competitive with the business of the Company or a Subsidiary as to which the Company has notified the Participant in writing and the Participant has not ceased (other than for reasons beyond the control of the Participant) within 3 business days following such notice of his or her participation in such activity, (e) a failure to follow reasonable directions or instructions of a more senior officer which are consistent with the Participant's position and responsibilities as of the date of his or her initial participation in the Plan (as such position and responsibilities may be changed from time to time with the prior consent of the Participant), and such failure shall have continued (other than for reasons beyond the control of the Participant) for a period of 3 business days after receipt of written notice thereof from the Company; or (f) willful or grossly negligent breach of any stated material employment policy of the Company; provided that no act or failure to act on the part of a Participant shall be deemed to be "willful" if it was due primarily to an error in judgment or negligence.





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         Section 12.  Amendment.  The Committee may from time to time amend, modify or terminate, in whole or in part, any or all of the provisions of the Plan.

         Section 13.  Miscellaneous.

         (a) No awards under the Plan shall be subject in any manner to anticipation, alienation, pledge, transfer, or assignment, except by will or by the laws of descent and distribution and any attempt to anticipate, alienate, pledge, transfer, or assign any such award shall be void and the interest of the Participant shall be forfeited.

         (b) Neither the granting of, nor any payment with respect to, any award under the Plan shall limit a Participant's right to receive, or to be eligible for, any other compensation or benefits.

         (c) The selection of an Eligible Employee as a Participant for an Award Year shall not constitute a contract of employment between the Participant and the Company or otherwise entitle the Participant to remain in the employ of the Company.

         (d) If there is a forfeiture or termination of all or a portion of a Participant's award pursuant to Sections 11 or 13(a), such amounts shall be included in the Performance Pool for purposes of calculating the payment of other awards pursuant to Section 10.

         (e) Each cash payment of awards under this Plan shall be made from the general assets of the Company. No special or separate fund shall be established or other segregation of assets made to assure the payment of any such awards. No Participant or other person shall have under any circumstances any interest whatsoever in any particular property or assets of the Company.

         Section 14. Governing Law. This Plan shall be subject to and construed in accordance with the laws of the State of Texas.

         Section 15. Effective Date. The Plan shall be effective as of January 1, 1994, for Award Years commencing on or after such date.





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